True Leaf unveils plan to become B.C. craft cannabis hub

True Leaf Campus will be the first facility of its kind to serve the burgeoning

B.C. craft cannabis community

February 9, 2021 - Vernon, B.C. - True Leaf Brands Inc. ("True Leaf" or the "Company") (CSE: MJ) (OTC Pink: TRLFD) (FSE: TLAA) has announced a strategic plan to provide British Columbia's burgeoning craft cannabis community with the services they need.

B.C.'s cannabis industry is currently a mix of growers grandfathered under the pre-legalization rules and licensed producers under the Cannabis Act with strict requirements for quality assurance, security, and sales. The Company's True Leaf Campus facility will serve growers and micro-cultivators seeking a gateway to the legal market.

Micro-cultivators must meet strict zoning, security, quality, and production requirements to become licensed, and only then can sell their product at the wholesale level to licensed standard processors such as True Leaf. The facility at the True Leaf Campus in Lumby, B.C., will offer a full suite of services and seed-to-shelf solutions:

  Assistance with the requirement to operate with standard operating procedures and producing product that can meet Health Canada's quality standards
  Genetic cleaning, propagation, and cloning
  Small scale anti-microbial services
  Processing and packaging
  Potential royalties or sales through True Leaf's sales channels

The Company is uniquely positioned to support B.C.'s craft cannabis community, with ready access to hundreds of legacy growers in the Okanagan Valley, Kootenays, Fraser Valley, and Vancouver Island.

"B.C. cannabis has a global reputation for quality that was built from the passion and hard work of the craft community, it's time for them to shine and we're here to help," said True Leaf CEO Darcy Bomford. "Our mission is to be a champion to the craft cannabis community by providing the services they need and a legal route to market for their products."

To support the strategic plan, the Company has added three new team members in key positions:

  Tom Smale will serve as General Manager of True Leaf Campus. Mr. Smale has worked with several licensed operators and has a deep understanding of Health Canada's regulatory and processing requirements.
  Doug Robinson will serve as Master Grower. Mr. Robinson is an experienced local grower with years of consistent production utilizing a number of growing methods.
  Nick Foufoulas will support business development. Mr. Foufoulas has deep connections in the industry along with a background in corporate finance and business development.

Legal cannabis sales have, for the first time, overtaken illegal black and grey market sales in Canada. According to Marijuana Business Daily, spending on non-medical cannabis products in the third quarter of last year reached $824 million (CAD) according to the updated figures. Unlicensed non-medical sales, by comparison, were estimated to be $754 million (CAD) in the same period.

True Leaf is currently reaching out to the B.C. craft cannabis community. Interested parties are encouraged to contact the Company at 1 (250) 275-6063.

About True Leaf

True Leaf Brands Inc. is a Licensed Producer based in Vernon, B.C. The Company owns and operates True Leaf Campus, a 19,500 square foot facility located on a 40-acre site zoned for the cultivation, processing, and sale of cannabis, as well as general industrial use.

ir.trueleafbrands.com

Investor Contact:

Darcy Bomford
Chief Executive Officer
Darcy@trueleafbrands.com
1 (250) 260-0676

Cautionary and Forward-Looking Statements

Certain information in this news release may contain forward-looking statements that involve substantial known and unknown risks and uncertainties. Forward-looking information includes, but is not limited to, statements with respect to our business plans. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this press release are expressly qualified by this cautionary statement. The forward-looking statements in this press release are made as of the date of this press release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events or otherwise, except as expressly required by applicable securities law. This press release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States, nor shall there be any sale of securities mentioned in this press release in any state in the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Not for distribution to U.S. Newswire Services or for dissemination in the United States. Any failure to comply with this restriction may constitute a violation of U.S. Securities laws.